EXHIBIT 10.18

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into and effective as of the 9th day of June, 2008 (“Effective Date”) by and between Spectrum Brands, Inc. (the “Company”), and Tony Genito (the “Executive”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) believes that the next twelve to eighteen months will be a critical period for the future success of the Company; and

WHEREAS, the Company and the Executive have entered into a certain Employment Agreement, dated June 9, 2008 (the “Employment Agreement”); and

WHEREAS, the Board believes that ensuring that the continuing services of the Executive are provided during this period, the Board has authorized executive management of the Company to provide the Executive with a Retention Incentive upon the terms and conditions set forth herein, and the Executive is willing and able to continue his employment to achieve such Retention Incentive on such terms and conditions.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Retention Period.

The retention period shall be the period from the Effective Date through and including December 31, 2009 (the “Retention Period”).

2.	Retention Incentive

a.	To the extent the Executive remains employed by the Company through the Retention Period, at certain times during the Retention Period the Executive shall be paid a cash “Retention Incentive” in an amount equal to $562,500, which equals 150% of Executive’s annual base salary in effect as of the Effective Date, as follows:

(i)	If the Executive is actively employed by the Company on December 31, 2008, the Executive will be paid, on the Company’s first payroll date following December 31, 2008, 50% of the Retention Incentive, less deductions required by law.

(ii)	If the Executive is actively employed by the Company on December 31, 2009, the Executive will be paid, on the Company’s first payroll date following December 31, 2009, 50% of the Retention Incentive, less deductions required by law.

b.	If, before the end of the Retention Period, there occurs a Change in Control (as defined in the Employment Agreement), any portion of the Retention Incentive not yet paid to Executive, less deductions required by law, shall be paid to Executive upon the Change in Control.

c.	Nothing in this Agreement shall be construed to deprive Executive of any rights to receive annual incentive bonus payments, if any, made in the ordinary course by the Company to its senior executives, subject to approval by the Board based upon the recommendation of the Compensation Committee of the Board or any previously communicated retention programs.

3.	Termination of Employment Prior to the End of the Retention Period.

a.	The Company shall have the right to terminate the Executive’s employment at any time, and the Executive shall have the right to terminate his employment at any time. Any such termination shall have the effects described in this Section 3.

b.	If before the end of the Retention Period, (i) the Executive’s employment is considered to have been terminated by the Executive for “Good Reason” (as defined in the Employment Agreement), or (ii) the Company terminates Executive’s employment without “Cause” (as defined in the Employment Agreement), the Executive shall be paid, at the time of such termination, the Retention Incentive that would have been paid to Executive but for the early termination of Executive’s employment for the entire Retention Period.

c.	If the Executive voluntarily ends his employment without Good Reason or his employment is terminated by the Company for Cause before the end of the Retention Period, the Executive shall forfeit any and all Retention Incentive payments, unless any such payments have been made to the Executive pursuant to Section 2(a) of this Agreement, in which case such payments will be retained by the Executive.

4.	Existing Employment Agreement

This Agreement shall not supersede, but shall be supplemental to, any Employment Agreement, other contract of employment or other agreement in effect between the Company and the Executive governing the terms and conditions of the Executive’s employment with the Company as of the date of execution hereof. Notwithstanding the foregoing, and notwithstanding any provision of any Employment Agreement to the contrary, any Retention Incentive paid to the Executive pursuant to this Agreement will not be taken into account in determining any amounts payable to the Executive pursuant to the term of any Employment Agreement.

5.	Successors and Assigns.

This agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, although the obligations of the Executive are personal and may be performed only by him. The Company may assign this Agreement without Executive’s consent, but any such assignment shall not relieve the Company of its obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC.

By:	/s/ Kent J. Hussey
Its:	CEO

EXECUTIVE:

/s/ Anthony L. Genito

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